Exhibit 21

SUBSIDIARIES OF UBI BLOCKCHAIN INTERNET, LTD.

State or Jurisdiction of Incorporation or Organization

Shenzen Nova E-commerce, Ltd..	People’s Republic of China

Note: UBI Blockchain Interent, Ltd. owns 100% Shenzen Nova E-commerce, Ltd.